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                                                                   EXHIBIT 10.25

                               September 15, 2000


Mr. Tim DuBois
4925 Tyne Valley Boulevard
Nashville, TN 37220

Dear Tim:

         This letter is intended to summarize our agreement regarding your request that you and Gaylord Entertainment Company (the "Company") sever your employment relationship and terminate you as Executive Vice President of Gaylord Entertainment Company (the "Company") and as President of its Creative Content Group as of September 8, 2000 ("Effective Date").

         The Company agrees to provide certain payments and benefits to you in recognition of your service to the Company and in consideration for entering into this agreement. First, promptly upon execution of this letter agreement, the Company will pay you your normal salary, automobile allowance, and accrued but unused vacation through the Effective Date ($52,224), and you will be reimbursed for any reasonable and customary business expenses incurred by you through the Effective Date. You will also be paid the vested amount currently held in your account under the Company's Supplemental Deferred Compensation Plan (approximately $62,600) within thirty (30) days after the date hereof. You will also be eligible for COBRA coverage at your own expense, which will allow you to maintain your current medical and dental coverage for a period of up to eighteen months, should you so elect.

         In addition, the Company will pay to you (i) the remaining balance of your Signing Bonus, as that term is defined in your Executive Employment Agreement dated February 15, 2000 (the "Employment Agreement"), in the amount of $520,000 plus accrued earnings of approximately $19,000, which amount is currently held by the Company in Account A of the Rabbi Trust established pursuant to your Employment Agreement within thirty (30) days after the date hereof, and (ii) the prorated portion of your Guaranteed Cash Bonus for the current Contract Year through the Effective Date, in the amount of $221,130 promptly upon execution of this letter agreement.

         The foregoing payments and benefits have been provided in view of your past services to the Company and for the agreements you have made herein.

         In return for the foregoing, you have agreed to the following. You agree that you will honor Section 11 of your Employment Agreement regarding the nondisclosure of confidential information and that such provision will remain in full force and effect. You also agree that for a period of one (1) year from the date of this letter agreement you will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates, nor will you hire any employee who has left the employment of the Company or any of its affiliates; provided, however, that with respect to the former Arista employees and artists listed on Exhibit A, you will be bound by the procedures and agreements set forth on Exhibit A. You will also not, for such one (1) year period, directly or indirectly, without the prior written consent of the Company, solicit or encourage any artist or writer who is under contract with the Company or any of its affiliates or any other person whose relationship with entities that comprise the Creative Content Group of the Company would be materially impaired as a result thereof, to engage your



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Tim DuBois
September 15, 2000
Page 2


services or the services of any person or entity in which you are an employee, partner, shareholder, director, officer, principal, agent or consultant.

         Because the Company would be irreparably damaged if the provisions of the immediately foregoing paragraph were not specifically enforced, the Company shall be entitled to an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) restraining any violation of any undertaking set forth in the paragraph immediately above. These remedies would be in addition to any other relief the Company may have for any breach or threatened breach of any such undertaking. If any provision of this letter agreement is held to be unenforceable because of its scope, it is the intention of the parties that the court making such determination shall modify such provision and that such modified provision shall then be applicable.

         Second, you do, both for yourself and for your dependents, successors, assigns, heirs, executors, and administrators, release and forever discharge the Company, its successors and assigns, and its officers, directors, agents, employees, shareholders, subsidiaries, and related or affiliated companies ("Releasees") from any and all claims, demands, damages, actions, and causes of action whatsoever (including claims for attorneys' fees) ("Claims") which you now have or may have in the future against the Releasees arising from or in any way related to your employment with the Company or your resignation of employment, including, but not limited to, claims for severance or other termination pay and benefits, or any obligation under your Employment Agreement or the Rabbi Trust. The Company, in turn, on behalf of itself and the Releasees, releases and discharges you from any and all Claims which the Releasees now have or may have in the future against you arising from or in any way related to your employment with the Company or your resignation of employment. Of course, neither you nor the Company is releasing any Claim arising out of the non-performance of any obligation under this letter agreement.

         Third, you will make yourself reasonably available to the Company, at its request, for a period of thirty (30) days from the Effective Date to consult with its representatives regarding matters related to the Creative Content Group or to your employment with the Company.

         In addition, at any time in the future you will cooperate fully with the Company and with the Company's counsel in connection with any present or future actual or threatened litigation or administrative proceedings involving the Releasees relating to events or conduct occurring (or claimed to have occurred) during the period of your employment or related to your employment with the Company. This undertaking includes making yourself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony. You will, of course, be reimbursed for your reasonable travel, telephone, and similar expenses incurred in connection with such cooperation, which the Company shall schedule at times not conflicting with your then prior commitments or the reasonable requirements of any future employer.

         Other than the obligations set out in this letter, you agree that the Company has no further obligation to you arising from your Employment Agreement or the Rabbi Trust. You understand and agree that the Rabbi Trust shall be terminated pursuant to its terms as of the Effective Date, and hereby consent to such termination. In this regard, you agree to execute and deliver the Notice to Trustee attached as Exhibit A. You further acknowledge and agree that all property held in the Rabbi Trust shall be returned to the Company. Other than the payment directly by the Company of the balance of your Signing Bonus plus accrued earnings pursuant to this agreement, you acknowledge that you are not entitled to any property currently held in the Rabbi Trust, including the restricted shares of the Company's Stock held in Account B of the Rabbi Trust and

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Tim DuBois
September 15, 2000
Page 3


the shares of Viacom Class C Preferred Stock held in Account C of the Rabbi Trust. You also acknowledge and agree that all options granted to you to purchase shares of Company stock are hereby canceled.

         Any other employee benefits or perquisites of employment to which you are entitled after the Effective Date will be paid or provided only in conformity with the provisions of the applicable Company employee benefit plans or policies. In addition, the Company will withhold from any amounts payable under this letter agreement all taxes or assessments as required by applicable federal, state or local laws or regulations.

         You and the Company mutually agree not to disclose the terms of this letter agreement to any third party unless required by applicable law, regulation or judicial action. In addition, you and the Company each agree not to disparage each other.

         Finally, the Company will prepare and release a press release regarding your termination and will provide you with a copy of such press release before it is issued.

         This letter agreement will inure to the benefit of and be binding upon the Company, its successors and assigns, and you and your heirs and personal representatives. It also reflects our final agreements with respect to your resignation.

         I have enclosed two originals of this letter agreement. If it accurately reflects our agreements, I would appreciate it if you would sign both of the enclosed copies and return a signed copy to my attention.

         I am grateful to you for your service to the Company. It was a pleasure to have been associated with you, and I sincerely wish you the best in all your future endeavors.

                                        Yours truly,


                                                 /s/ E. K. Gaylord II
                                        -----------------------------------
                                        E. K. Gaylord II

EKG/jjc
Enclosures

I acknowledge and agree to the terms of the foregoing letter.

         /s/ James DuBois                            September 29, 2000
- ------------------------------------
James "Tim" DuBois


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                                NOTICE TO TRUSTEE


         Notice is hereby given that, pursuant to Section 2(c) of the Deferred Compensation Rabbi Trust for the Benefit of James "Tim" DuBois, dated March 10, 2000 (the "Rabbi Trust"), by and between Gaylord Entertainment Company ("Company") and SunTrust Bank, Nashville, N.A. ("Trustee"), the Company has elected to make payment of benefits directly to Mr. DuBois under the terms of his Employment Agreement (as that term is defined in the Rabbi Trust).

         All payments of benefits due Mr. DuBois pursuant to the Employment Agreement have been or will within 30 days be made pursuant to a letter agreement between Mr. DuBois and the Company of even date herewith, as acknowledged by Mr. DuBois below. The Company therefore directs Trustee, pursuant to Sections 4 and 12(b) of the Rabbi Trust, that the Rabbi Trust has been terminated and directs Trustee to return to the Company all assets held in the Rabbi Trust.

                                                GAYLORD ENTERTAINMENT COMPANY


                                                By:    /s/ E. K. Gaylord II
                                                     -------------------------

                                                Its:   Chairman

Attest:           /s/ Thomas J. Sherrard
         -----------------------------------

Date:             9/28/00


                                                Agreed and acknowledged:

                                                         /s/ James DuBois
                                                -------------------------------
                                                James "Tim" DuBois


Attest:           /s/ P. DuBois
         ---------------------------

Date:    9/29/00




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                                                                       EXHIBIT A


         With respect to the following former Arista employees, Tim DuBois agrees that he will not, directly or indirectly, solicit or encourage any of them to leave the employment of the Company or any of its affiliates while they are still employed by the Company or any of its affiliates. If, however, the Company or any of its affiliates shall determine to terminate the employment relationship with any of the following employees, and shall have notified such employee of that fact in writing, Tim DuBois shall thereafter be entitled to solicit and/or hire such employee.

         The employees to which the preceding paragraph applies are:

                       Steve Williams - Vice President A&R

             Cheryl Horkoff - Manager, Production & Business Affairs

                 Page Kelley - Vice President, Business Affairs

                    Susan Heard - Vice President, Production

              Maude Gilman/Clapham - Vice President, Visual Imaging

                       Trace Samczyk - Manager, Production

          Linda Engbrenghof - Sr. Director, Online Business Development

                  Scott Robinson - President, Dualtone Records

               Dan Herrington - General Manager, Dualtone Records

                                 J. R. Robertson

                                    Wade Hunt

         With respect to the group "Bering Strait," Tim DuBois shall not, directly or indirectly, solicit or attempt to enter into any contract with such group unless and until the Company or any of its affiliates shall elect to terminate the contract currently in existence and shall have notified such group in writing of such intent to terminate.

         With respect to Clint Daniels, Tim DuBois may solicit and/or engage such artist solely in his capacity as an artist, and any such solicitation or engagement shall not include Clint Daniels' services as a songwriter.